Exhibit 99.1

DERMTECH ANNOUNCES RESTRUCTURING TO PRIORITIZE GROWTH OPPORTUNITIES AND STREAMLINE OPERATIONS

–Strategic focus on growing revenue for the DermTech Melanoma Test (DMT)
–Annualized cost reduction of between $25 million and $30 million
–Cash runway extended into the first quarter of 2025

SAN DIEGO – June 28, 2023 – DermTech, Inc. (NASDAQ: DMTK) (DermTech or the Company), a leader in precision dermatology enabled by a non-invasive skin genomics technology, today announced restructuring actions that are intended to prioritize the significant growth opportunities for the DermTech Melanoma Test (DMT), streamline operations, suspend pipeline programs and significantly reduce overall operating expenses.

Following a detailed review of its growth opportunities and operations, DermTech is focusing substantially all of its resources on growing reimbursed DMT billable samples and expanding payer coverage. All pipeline programs will be suspended. These restructuring actions will primarily include sales, marketing and G&A functions and will result in a workforce reduction of approximately 40 employees, or approximately 15 percent of DermTech’s workforce. DermTech forecasts annualized savings of between $25 million and $30 million upon completion of the restructuring plan. The Company anticipates a one-time restructuring charge of approximately $2 million in the second quarter of 2023.

“After a rigorous assessment of our entire business, we’ve made the tough decision to realign our organizational footprint and capital deployment,” said Bret Christensen, CEO, DermTech. “We are changing certain tactics to prioritize reimbursed tests and drive revenue growth, which capitalizes on our 40 percent increase in covered lives to approximately 126 million since the end of 2022. We have a great opportunity to integrate the DMT into the melanoma care pathway to improve patient outcomes. By focusing on our mission and taking these steps today, we’re better positioned to lead the genomic revolution in dermatology.”

Christensen continued, “I’m enormously grateful for the dedication and perseverance of my colleagues who are impacted by this restructuring. You will always be part of DermTech’s DNA.”

DermTech had cash, cash equivalents, restricted cash and short-term marketable securities of $108.4 million as of March 31, 2023. The Company believes it will have sufficient cash resources to fund its planned operations into the first quarter of 2025.

About DermTech

DermTech is a leading genomics company in dermatology and is creating a new category of medicine, precision dermatology, enabled by its non-invasive skin genomics technology. DermTech’s mission is to improve the lives of millions by providing non-invasive precision dermatology solutions that enable individualized care. DermTech provides genomic analysis of skin samples collected non-invasively using our Smart StickersTM. DermTech markets and develops products that facilitate the early detection of skin cancers. For additional information, please visit www.dermtech.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of DermTech may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” "outlook," “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predict,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations and evaluations with respect to: the performance, patient benefits, cost- effectiveness, commercialization and adoption of DermTech’s products and the market opportunity for these products, DermTech’s positioning and potential growth, financial outlook and future financial performance, ability to monetize existing demand by increasing its proportion of reimbursed billable samples, ability to maintain or improve its operating efficiency and reduce operating expenses, the sufficiency of DermTech’s cash resources and runway and ability to access capital to fund its operating plan, the sufficiency of its cash resources to fund planned operations for the anticipated period, anticipated annual cash savings to be realized from the restructuring, implications and interpretations of any study results, and expectations regarding agreements with or reimbursement or cash collection patterns from Medicare, government payers or commercial payers and related billing practices or number of covered lives. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of DermTech and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against DermTech; (2) DermTech’s ability to obtain additional funding to develop and market its products; (3) the existence of favorable or unfavorable clinical guidelines for DermTech’s tests; (4) the reimbursement of DermTech’s tests by Medicare, government payers and commercial payers; (5) the ability of patients or healthcare providers to obtain coverage of or sufficient reimbursement for DermTech’s products; (6) DermTech’s ability to grow, manage growth and retain its key employees and maintain or improve its operating efficiency and reduce operating expenses; (7) changes in applicable laws or regulations; (8) the market adoption and demand for DermTech’s products and services together with the possibility that DermTech may be adversely affected by other economic, business, and/or competitive factors; and (9) other risks and uncertainties included in the “Risk Factors” section of the most recent Annual Report on Form 10-K filed by DermTech with the Securities and Exchange Commission (the “SEC”), and other documents filed or to be filed by DermTech with the SEC, including subsequently filed reports. DermTech cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward- looking statements, which speak only as of the date made. DermTech does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact
Steve Kunszabo
DermTech
(858) 291-1647
steve.kunszabo@dermtech.com